EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form S-4 of Atrium Companies, Inc. of our report dated March 30, 2004, except as to Notes 19 and 21, which are as of April 8, 2004, relating to the financial statements of Atrium Companies, Inc., of our report dated March 30, 2004 relating to the financial statement schedule of Atrium Companies, Inc. and of our report dated March 12, 2004 relating to the financial statements of Superior Engineered Products Corporation which appear in such Registration Statement. We also consent to the references to us under the heading “Experts” in such Registration Statement.

PRICEWATERHOUSECOOPERS LLP

Dallas, Texas
April 8, 2004